Exhibit 10.1

SELECTIVE INSURANCE GROUP, INC.
2024 OMNIBUS STOCK PLAN

SERVICE-BASED
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Restricted Stock Unit Agreement”) is made and entered into as of the date appearing on the signature page below, by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), and [EMPLOYEE] (the “Recipient”).

WHEREAS, the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved on [GRANT DATE] (the “Date of Grant”) the grant of Restricted Stock Units to the Recipient as set forth below, pursuant to the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (the “Plan”).

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.Definitions. Capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

2.Grant of Restricted Stock Units. The Company hereby grants to the Recipient an Award of [NUMBER] Restricted Stock Units, subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

3.Lapse of Restrictions. The Restricted Stock Units shall vest as set forth in this Section 3 and, except as herein provided, shall be forfeited upon the Recipient’s termination of employment with the Company and all its Affiliates.

(a)The Restricted Stock Units shall become vested if the Recipient is employed by the Company or any Affiliate as of the applicable date set forth below (the “Vesting Date”).1

Vesting Date	Percentage Vested
[Third anniversary of the Date of Grant]	[100%][2]

In addition, the Recipient shall become fully vested in the Restricted Stock Units upon the Recipient’s termination of employment with the Company and all its Affiliates prior to the Vesting Date if the Recipient attains Early Retirement Age or Normal Retirement Age prior to such termination or if such termination is a result of the Recipient’s death or Disability or in such other circumstances as the Committee may determine.

“Early Retirement Age” shall mean the date on which the Recipient attains age fifty-five (55) and completes at least ten (10) Years of “Vesting Service” as such term is defined in the Retirement Income Plan for Selective Insurance Company of America. “Normal Retirement Age” shall mean the later of age sixty-five (65) or the date on which the Recipient completes five (5) years of Vesting Service.

4.Dividend Equivalents. Upon the settlement of a Restricted Stock Unit pursuant to Section 6, the Recipient shall also be entitled to receive the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the Date of Grant of the Restricted Stock Unit and terminating on the date on which the Recipient is entitled to settlement of such Restricted Stock Unit pursuant to Section 6 of this Restricted Stock Unit Agreement been immediately reinvested in Company Stock on the dividend payment date. All such dividend equivalents shall be subject to the same vesting and forfeiture requirements as apply to the Restricted Stock Units, and shall be paid to the Recipient in shares of Company Stock (with any fractional shares paid in cash) in accordance with, and at the same time as, settlement of the vested Restricted Stock Units to which they are related.

5.Restrictions on Transfer. The Restricted Stock Units may not be transferred, sold, assigned, hypothecated, pledged or otherwise disposed of, and any purported transfer of a Recipient’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, including by way of sale, assignment, transfer, pledge or
1 Actual dates and vesting percentages to be determined by the Committee at the time of grant.

otherwise, shall be null and void; provided, however that such Restricted Stock Units may be transferred, assigned or otherwise disposed of by will or the laws of descent and distribution, or as may be permitted by the Committee to the extent provided under Section 20 of the Plan.

6.Settlement of Restricted Stock Units.

(a)Employment Through Vesting Date. Subject to the provisions of Section 3 and this Section 6, the Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement that have become vested and nonforfeitable on, as soon as administratively practicable after, the Vesting Date, but in no event later than the end of the calendar year in which the Vesting Date occurs.

(b)Separation from Service Due to Death, Retirement or Disability. Notwithstanding Section 6(a), if the Recipient terminates employment with the Company and all its Affiliates prior to the Vesting Date as a result of the Recipient’s death or Disability or on or after attaining Early Retirement Age or Normal Retirement Age, or in such other circumstances as the Committee may determine, then the Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units granted under this Restricted Stock Unit Agreement as soon as administratively practicable after the Recipient’s Separation from Service, but in no event later than the end of the calendar year in which such Separation from Service occurs. The Recipient’s “Separation from Service” shall mean a “separation from service,” within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(h)(1), from the Company.

7.Change in Control. Notwithstanding Section 3 or Section 6(a), in the event a Change in Control that also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code occurs prior to the Vesting Date and prior to the Recipient’s termination of employment with the Company and all its Affiliates, then the Restricted Stock Units shall fully vest and the Company shall deliver to the Recipient (or, if applicable, the Recipient’s designated beneficiary or legal representative) that number of shares of Company Stock equal to the number of Restricted Stock Units granted under this Restricted Stock Unit Agreement upon the consummation of such Change in Control. Notwithstanding the foregoing, if an employment agreement between the Company or any of its Affiliates and the Recipient provides that vesting of the Recipient’s Awards under the Plan upon a Change in Control shall occur only upon the Recipient’s termination of employment with the Company and all its Affiliates in certain circumstances following the Change in Control, then the provisions of the Recipient’s employment agreement shall apply, and the Recipient shall vest in the Restricted Stock Units following a Change in Control only to the extent and in the circumstances set forth in the employment agreement. In such case, settlement of any Restricted Stock Units that vest in accordance with the Recipient’s employment agreement following a Change in Control shall occur as soon as administratively practicable after the Recipient’s Separation from Service, but in no event later than the end of the calendar year in which such Separation from Service occurs.

8.Specified Employees. Notwithstanding anything in this Section 8 to the contrary, to the extent (i) the Recipient is entitled to settlement of Restricted Stock Units upon the Recipient’s Separation from Service pursuant to Section 6(b) or Section 7; and (ii) at the time of the Recipient’s Separation from Service, the Recipient is a “specified employee” of the Company under Section 409A of the Code (a “Specified Employee”), then delivery of Company Stock and payment of any related dividend equivalents upon settlement of the Recipient’s Restricted Stock Units shall be made, without interest, upon the earlier of (x) the first business day following the expiration of six months following the Recipient’s Separation from Service; or (y) the date of the Recipient’s death; provided, however, that such deferral shall be effected only if and to the extent required to avoid adverse tax treatment to the Recipient under Section 409A of the Code.

9.Covered Employees. If the Recipient is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of Company Stock or payment of dividend equivalents would ordinarily be made to the Recipient, then to the extent permitted by Section 409A of the Code, the Company may delay delivery to the Recipient of that portion of the shares of Company Stock and/or dividend equivalents for which the Company reasonably believes that Section 162(m) of the Code will preclude the Company from taking a compensation expense deduction, until the Recipient’s Separation from Service. Notwithstanding the foregoing, if the Recipient is a Specified Employee of the Company at the time of his Separation from Service, then such delayed delivery of Company Stock or payment of dividend equivalents shall be made on the first business day following the expiration of six months following the Recipient’s Separation from Service or, if earlier, the Recipient’s death.

10.No Rights as a Stockholder. Until shares of Company Stock are issued, if at all, in satisfaction of the Company’s obligations under this Restricted Stock Unit Agreement and entered on the books of the Company’s transfer agent, the Recipient shall have no rights as a stockholder.

11.Securities Laws Requirements. Notwithstanding anything contrary to the Plan, the Company shall not be obligated to cause its transfer agent to enter in its records the transfer of shares of Company Stock to the Recipient pursuant to the Plan unless and until the Company is advised by its counsel that such book entry is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. Further, the Committee may require, as a condition of such book entry, that the Recipient of such shares make such agreements and representations, and that such book entry contain such notations, as the Committee, in its sole discretion, deems necessary or advisable. The transfer of any shares of Company Stock under the Plan shall be effective only at such time as counsel to the Company shall have determined that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock under the Plan in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. In the event the Committee decides to defer the effectiveness of a transfer, the Committee shall inform the Recipient in writing of such decision.

12.Protections Against Violations of Constituent Documents. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Company Stock deliverable following the vesting of the Restricted Stock Units by any holder thereof in violation of the provisions of the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Company Stock on its books nor will the holder of any of said Company Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

13.Taxes. The obligations of the Company under this Restricted Stock Unit Agreement shall be conditional on satisfaction of the Company’s legal tax withholding obligations and, unless the Recipient has made alternative arrangements satisfactory to the Company with respect to such tax withholding obligations, the Company will (1) withhold from the shares of Company Stock otherwise deliverable hereunder such number of shares as it determines is necessary to satisfy the applicable minimum tax withholding obligations in respect of such shares, or (2) to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Recipient by the Company.

14.Notices. Any notice required or permitted to be given to the Company under this Restricted Stock Unit Agreement shall be addressed to Selective Insurance Group, Inc., Attention: Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890; any notice required or permitted to be given to the Recipient hereunder shall be deemed given when delivered personally, when deposited with a United States Post Office, postage prepaid, addressed, as appropriate, either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company, or by electronic delivery to the Recipient’s electronic address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

15.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16.Amendments. Except as otherwise provided in Section 19 of this Restricted Stock Unit Agreement, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

17.Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

18.Agreement Not a Contract for Services. Neither the grant of Restricted Stock Units, the execution of this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company or its Affiliates for any period of time or at any specific rate of compensation.

19.Severability. If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

20.Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

21.Company Policies; Clawback; Recoupment. As set forth in Section 18 of the Plan, the Restricted Stock Unit Award is subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or Committee from time to time.

22.Incorporation of Plan; Acknowledgment. This Restricted Stock Unit Award is granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited. By signing this Restricted Stock Unit Agreement, or accepting the terms and conditions of this Restricted Stock Unit Agreement electronically, the Recipient acknowledges receipt of copies of the Plan and of the prospectus relating to the Plan and further agrees and acknowledges that (a) the Recipient will be bound by the terms and conditions of this Restricted Stock Unit Agreement and the Plan and (b) all determinations by the Committee will be final and binding on all persons.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement on the day and year set forth below.

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

[EMPLOYEE]

Current Date